SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NB&T Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NB&T FINANCIAL GROUP, INC.

48 N. South Street

Wilmington, Ohio 45177

(937) 382-1441

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2011 Annual Meeting of Shareholders of NB&T Financial Group, Inc. (“NBTF”), will be held at 48 N. South Street, Wilmington, Ohio, on April 26, 2011, at 9:00 a.m., Eastern Daylight Saving Time (the “Annual Meeting”), for the following purposes:

1.	To elect four directors of NBTF for terms expiring in 2013;

2.	To ratify the selection of BKD, LLP as the independent registered public accounting firm for fiscal year 2011; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

Such matters are more completely described in the accompanying Proxy Statement.

Only shareholders of NBTF of record at the close of business on March 2, 2011, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. Alternatively, you may submit your proxy electronically by following the instructions for internet voting accompanying the enclosed Proxy. If you submit a Proxy, you may still vote in person in the event you attend the Annual Meeting.

To obtain directions to attend the Annual Meeting and vote in person, please call Kathy Hoschar at (937) 382-1441.

By Order of the Board of Directors

March 28, 2011	Charles L. Dehner, Secretary

NB&T FINANCIAL GROUP, INC.

48 N. South Street

Wilmington, Ohio 45177

(937) 382-1441

PROXY STATEMENT

PROXIES

The enclosed Proxy is being solicited by the Board of Directors of NB&T Financial Group, Inc. (“NBTF”), an Ohio Corporation, for use at the 2011 annual meeting of shareholders of NBTF and at any adjournments of the meeting. The annual meeting will be held at 48 N. South Street, Wilmington, Ohio, on April 26, 2011, at 9:00 a.m., Eastern Daylight Saving Time. Without affecting any vote previously taken, the Proxy may be revoked by a shareholder by a later dated proxy received by NBTF before the Proxy is exercised or by giving notice of revocation to NBTF in writing before the annual meeting or in open meeting. Attendance at the annual meeting will not, of itself, revoke a Proxy.

Each properly executed Proxy received prior to the annual meeting and not revoked will be voted as specified on the Proxy or, in the absence of specific instructions to the contrary, will be voted:

FOR the election of S. Craig Beam, Brooke Williams James, D. Jeffery Lykins and Robert A. Raizk as directors of NBTF for terms expiring in 2013; and

FOR the ratification of BKD, LLP (“BKD”) as the independent registered public accounting firm for fiscal year 2011.

Proxies may be solicited by the directors, officers and other employees of NBTF in person or by mail, telephone, facsimile or electronic mail only for use at the annual meeting. Such Proxies will not be used for any other meeting. The cost of soliciting Proxies will be paid by NBTF.

You may submit a Proxy by completing, signing, dating and promptly returning the enclosed Proxy in the envelope provided. Alternatively, you may submit a Proxy electronically by visiting the Internet voting site at www.ilstk.com and clicking on the “Internet Voting” tab. Enter your Voter Control Number printed on the front of the enclosed Proxy and the last four digits of your Tax Identification Number associated with the account with respect to which you are submitting a Proxy. The deadline for submitting your Proxy electronically is April 24, 2011, at 11:59 p.m. Central Daylight Saving Time. Shareholders who submit Proxies by the Internet will incur only their usual Internet access charges, if any.

Only shareholders of record as of the close of business on March 2, 2011 are eligible to vote at the annual meeting and will be entitled to cast one vote for each share owned. NBTF’s records disclose that, as of March 2, 2011, there were 3,424,162 votes entitled to be cast at the annual meeting.

This Proxy Statement is first being mailed to shareholders of NBTF on or about March 28, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be

Held on April 26, 2011.

NBTF’s proxy statement for the 2011 Annual Meeting, NBTF’s 2011 Annual Report and a sample of the form of proxy card sent by NBTF are available by going to NBTF’s Internet website at www.nbtdirect.com/About-Us/Investor-Relations.

To obtain directions to attend the Annual Meeting and vote in person, please call Kathy Hoschar at (937) 382-1441

VOTE REQUIRED

The presence, in person or by proxy, of a majority of the issued and outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Under Ohio law, both abstentions and shares held by a nominee for a beneficial owner which are represented in person or by proxy but which are not voted (“non-votes”) are counted as present for purposes of establishing a quorum. Shares as to which the authority to vote is withheld and non-votes are not counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. The five nominees receiving the greatest number of votes will be elected as directors. The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the selection of BKD as the independent registered public accounting firm for fiscal year 2011. Abstentions and non-votes will have the effect of a vote against the proposal.

VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the only persons known to NBTF to own beneficially more than five percent of NBTF’s outstanding common shares as of March 2, 2011:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Common Shares Outstanding
Janet M. Williams B. Anthony Williams Trust 6172 U. S. 22 East Wilmington, Ohio 45177	383,771	(2)	11.21%

Brooke W. James 2431 Bexley Park Road Bexley, Ohio 43209	188,221	(3)	5.49

Dana L. Williams 738 Kerr Street Columbus, Ohio 43215	185,456		5.42

Lynn W. Cowan 166 Stanbery Avenue Bexley, Ohio 43209	182,878		5.34

Beth Ellingwood 84 Moorland Street Williamstown, Massachusetts 01267	195,347		5.70

The National Bank and Trust Company 48 N. South Street Wilmington, Ohio 45177	584,712	(4)	17.08

(1)	Except as indicated for the shares held by The National Bank and Trust Company (the “Bank”), the beneficial owner has sole voting and dispositive power.
(2)	Of the 383,771 shares, 198,401 are held in the name of Mrs. Williams, and 185,370 are held by the B. Anthony Williams Trust, of which Mrs. Williams is the trustee.
(3)	Includes 3,999 shares that may be acquired upon the exercise of an option within the next 60 days.
(4)	All of such shares are held by the Bank as Trustee, 421,201 of which are held as Trustee for the NB&T Financial Group, Inc., Employee Stock Ownership Plan (the “ESOP”). Pursuant to the ESOP, the Bank, as Trustee, has the power to vote in its sole discretion all ESOP shares that have not been allocated to the accounts of participants. At March 2, 2011, all but 19,143 shares were allocated. The Trustee may dispose of shares held in the ESOP Trust only under limited circumstances specified in the ESOP or by law. The Bank also has sole voting and sole dispositive power with respect to 127,465 and 165,511 shares, respectively, held as Trustee for various other trusts.

The following table sets forth certain information with respect to the number of common shares of NBTF beneficially owned by each director of NBTF and each executive officer named in the Summary Compensation Table, and by all directors and executive officers of NBTF or the Bank as a group as of March 2, 2011:

	Amount and Nature of Beneficial Ownership
Name	Sole Voting and Investment Power (1)		Shared Voting and Investment Power		Percent of Common Shares Outstanding
S. Craig Beam	14,731		16,104		0.90%
Charles L. Dehner	63,438	(2)	38,830	(3)	2.98
Daniel A. DiBiasio	4,052		-0-		0.12
G. David Hawley	13,984		2,414		0.48
Brooke W. James	188,221		-0-		5.50
John J. Limbert	56,570	(4)	934	(5)	1.66
D. Jeffery Lykins	5,389		1,610		0.20
Robert A. Raizk	18,467		-0-		0.54
Timothy L. Smith	72,586		28,486		2.95
W. Keith Argabright	12,367	(6)	240	(7)	0.37
Craig F. Fortin	37,879	(8)	1,452	(9)	1.14
All directors and executive officers of NBTF as a group (14 persons)	566,137	(10)	161,177	(11)	20.20%

(1)	Includes for each director other than Mr. Limbert 3,999 shares that may be acquired upon the exercise of an option within the next 60 days.
(2)	Includes 14,600 shares that are pledged as security.
(3)	Includes 38,830 shares allocated to Mr. Dehner’s ESOP account, with respect to which Mr. Dehner has voting and shared investment power.
(4)	Includes 42,500 shares that may be acquired upon the exercise of an option within the next 60 days.
(5)	Consists of shares allocated to Mr. Limbert’s ESOP account, with respect to which Mr. Limbert has voting and shared investment power.
(6)	Includes 10,167 shares that may be acquired currently upon the exercise of options.
(7)	Consists of shares allocated to Mr. Argabright’s ESOP account, with respect to which Mr. Argabright has voting and shared investment power.
(8)	Includes 32,500 shares that may be acquired currently upon the exercise of options.
(9)	Consists of shares allocated to Mr. Fortin’s ESOP account, with respect to which Mr. Fortin has voting and shared investment power.
(10)	Includes 59,833 shares that may be acquired currently upon the exercise of options by executive officers of the Bank not named in this table who may be deemed to act as officers of NBTF.
(11)	Includes 69,082 shares allocated to the ESOP accounts of executive officers of the Bank not named in this table who may be deemed to act as officers of NBTF. Each has voting and shared investment power with respect to those shares.

PROPOSAL 1: ELECTION OF DIRECTORS

Election of Directors

The Third Amended and Restated Articles of Incorporation of NBTF provide for a board of directors consisting of not less than seven nor more than eleven directors, such number to be fixed or changed by the board of directors or the shareholders. The board of directors has set the number of directors at ten. The directors are divided into two classes, each class serving for a two-year period. Four directors are to be elected at the annual meeting.

In accordance with Section 8.04 of the articles of incorporation, nominees for election as directors may be proposed only by the directors or by any shareholder entitled to vote for directors if such shareholder makes a timely notice to the Secretary of NBTF. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of NBTF on or before the later of (a) the February 15 immediately preceding the annual meeting of shareholders or (b) the sixtieth day before the first anniversary of the most recent annual meeting of shareholders; provided, however, that in the event that the annual meeting in any year is not held on or before the 31st day next following such anniversary, then the written notice shall be received by the Secretary within a reasonable time prior to the date of such meeting. In the case of a nominee proposed for election at a special meeting of shareholders at which directors are to be elected, such written notice of a proposed nominee by a shareholder must be received not later than the close of business on the seventh day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. Such shareholder’s notice shall set forth (a) as to each person who is not an incumbent director whom a shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of NBTF that are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder and (ii) the class and number of shares of NBTF that are beneficially owned by such shareholder. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of NBTF, if elected.

The Nominating Committee will consider nominees for directors of NBTF recommended by a shareholder who submits the person’s name and qualifications in writing. The Nominating Committee has no specific minimum qualifications for a recommended candidate and no specific policy with respect to consideration of diversity, and the committee does not consider shareholder-recommended candidates differently from others. The Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	relationships in the communities in which NBTF does business;

•	ability and willingness to commit adequate time to Board and committee responsibilities;

•	the individual’s skills and experiences and how they fit with those of other directors and potential directors and satisfy the needs of NBTF; and

•	whether the potential nominees are shareholders of NBTF.

The Nominating Committee makes its recommendation to the board of directors. Nominees are selected by vote of all of the directors of the board of directors.

The board of directors proposes the election of the following persons, all of whom were recommended by the Nominating Committee, to terms that will expire in 2013:

Name	Age	Position Held	Director Since
S. Craig Beam	59	Director	1990
Brooke W. James	38	Director	2005
D. Jeffery Lykins	50	Director	2005
Robert A. Raizk	56	Director	1995

If any nominee is unable to stand for election, the Proxies will be voted for such substitute as the board of directors recommends.

The following directors will continue to serve after the annual meeting for the terms indicated:

Name	Age	Position(s) Held	Director Since	Term Expires
Charles L. Dehner	63	Director, Secretary of NBTF	1989	2012
Daniel A. DiBiasio	61	Director	2001	2012
G. David Hawley	63	Director	2000	2012
John J. Limbert	63	Director, Chief Executive Officer and President of NBTF and the Bank	2006	2012
Timothy L. Smith	60	Director and Chairman of the Board of NBTF and the Bank	1989	2012

S. Craig Beam has been a member of Thorobeam Farm, LLC., a thoroughbred horse business, since December 2006, and private investor since retirement in 1999. Mr. Beam is also a member of the Wilmington College Board of Trustees. Mr. Beam sold his business and has been active in the local community since his retirement. Mr. Beam provides the board insight regarding community activities and small business operations.

Brooke W. James has been Business Administrator for WMSALL Farms, her family’s farming operations, since 1999, and was a teacher at the Columbus School for Girls from 2002 through 2005. Ms. James and family members own more than 30% of the shares of NBTF. Ms. James provides the board insight into the expectations of NBTF’s large shareholders.

D. Jeffery Lykins has been the president of the Lykins Companies, a petroleum marketing company, since 2000. Mr. Lykins also serves on the Boards of the Ohio Petroleum Marketers and Convenience Store Association and Petroleum Marketers Associations of America. Mr. Lykins also serves as President of the Clermont County Improvement Corporation. Mr. Lykins provides the board with his experience as president of a medium-sized business operation and knowledge of Clermont County businesses and customers.

Robert A. Raizk has been the President and Chief Executive Officer of The Wilmington Iron & Metal Co., Inc., since August 1990. Mr. Raizk provides the board with the perspective of a small business entrepreneur, and insight into evaluating different business opportunities.

Charles L. Dehner was the Executive Vice President of NBTF from 1993 until January 2003, Treasurer of NBTF from 1984 until January 2003 and Executive Vice President of the Bank from 1991 until January 2003. Mr. Dehner provides the Board with over 25 years of experience with NBTF. As the former chief financial officer of NBTF, he is qualified to provide financial expertise to the board.

Daniel A. DiBiasio has been the President of Wilmington College since 1995. Dr. DiBiasio holds numerous leadership positions in statewide and national higher education organizations, including the Ohio Foundation of Independent Colleges, the Association of Independent Colleges and Universities of Ohio, the Greater Cincinnati Consortium of Colleges and Universities and the NCAA Division III President’s Council. As the President of Wilmington College, Dr. DiBiasio provides the board with insight to one of Clinton County’s most influential and visible employers, as well as one of the Bank’s largest customers for both loans and deposits.

G. David Hawley has been the Presbyterian Minister of the Indian Hill Episcopal/Presbyterian Church in Cincinnati since April 2003. In addition, he is a member of the Wilmington College Board of Trustees. Dr. Hawley provides the Board with prior experience on another local financial institution board. Additionally, Dr. Hawley provides insight and experience with philanthropic and non-profit organizations in the communities the Bank serves.

John J. Limbert has been the President, Chief Executive Officer and a director of NBTF and the Bank since March 20, 2006. From 2003 until March 2006, Mr. Limbert was the President and CEO and a director of CSB Bancorp, Inc., and The Commercial & Savings Bank, located in Millersburg, Ohio. Mr. Limbert provides the board with his 40 years of career experience working with financial institutions in the State of Ohio. This experience includes working with a large regional bank, small community banks and service companies to financial institutions.

Timothy L. Smith was the President and Chief Executive Officer of NBTF and the Bank from 1989 until March 20, 2006, and has been the Chairman of the Board of both NBTF and the Bank since May 2000. Mr. Smith provides the board with his experience as the former Chief Executive Officer of NBTF. He also continues to provide insight into continuing customer relationships based on this experience.

The board of directors of NBTF has determined that all of the directors except Mr. Limbert is “independent” under the listing standards of The NASDAQ Stock Market, LLC (“NASDAQ”). In determining independence, the board of directors considered loan and deposit relationships with each director. The rules of NASDAQ do not deem such relationships to disqualify a director from being deemed independent. In addition, all loans and other extensions of credit were made and deposits accepted in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with persons not related to the Bank. Further, in management’s opinion, the loans did not involve more than normal risk of collectability or present other unfavorable features. The board of directors does not believe such relationships interfere with the directors’ exercise of independent judgment in carrying out their responsibilities as directors. None of the companies by which the directors are employed is a parent, subsidiary or other affiliate of NBTF, except the Bank.

Meetings of Directors

The board of directors of NBTF met 13 times for regularly scheduled and special meetings during the year ended December 31, 2010. Each director attended at least 75% of the aggregate of the meetings of the board of directors and the meetings held by all committees of the board on which the director served during 2010.

Each director of NBTF is also a director of the Bank. The board of directors of the Bank met 13 times for regularly scheduled and special meetings during the year ended December 31, 2010.

Board Leadership Structure and Role in Risk Oversight

The board provides risk oversight primarily through the full board and the Audit Committee. The Audit Committee meets quarterly and reviews the results of the Bank’s internal audit work, compliance with Sarbanes-Oxley Section 404 review, third-party loan review and financial reporting on Form 10-Q or Form 10-K. The Audit Committee meets with the Bank’s internal audit staff, the internal audit external co-source partner, and the external auditors both with and without the executive officers present.

The full board provides risk oversight through the Enterprise Risk Management Committee (“ERM”), the Asset/Liability Committee (“ALCO”) and a set of reports delivered to board members monthly. Both the ERM and ALCO are comprised of senior officers within the Bank. The ERM meets quarterly and reviews the bank’s risk in areas including, but not limited to, security, insurance, compliance with regulations and disaster recovery. The ALCO meets monthly to the review the bank’s interest rate and liquidity risk. Both committees provide the board with a report of their meetings. The board also receives monthly a set of reports reviewing the monthly financial results, retail branch results and loan performance. This reporting is accompanied by oral reports presented by executive officers.

Mr. Smith currently serves as Chairman of the Board and Mr. Limbert as Chief Executive Officer. The Board of Directors believes that separating the roles of Chairman of the Board and Chief Executive Officer is appropriate for NBTF at this time. The roles were split when NBTF appointed a new Chief Executive Officer, who had not previously been affiliated with NBTF, in 2006. The separation facilitates the exercise of independent oversight of management by, and communication among, non-management directors when appropriate.

Committees of Directors

The board of directors of NBTF has an Audit Committee, a Nominating Committee and a Compensation Committee.

The Audit Committee is responsible for overseeing NBTF’s and the Bank’s accounting functions and controls, as well as selecting and retaining an accounting firm to audit NBTF’s financial statements. For a more complete description of the Audit Committee’s responsibilities, see “AUDIT COMMITTEE REPORT.” The members of the Audit Committee are independent under the listing standards of NASDAQ. A copy of the Audit Committee Charter is available on NBTF’s website at www.nbtdirect.com.

The Nominating Committee’s purpose is to identify and recommend individuals to the board of directors for nomination as members of the board and its committees and review the independence and other board memberships of directors. The members of the Nominating Committee are independent under the listing standards of NASDAQ. A copy of the Nominating Committee Charter is available on NBTF’s website at www.nbtdirect.com.

The Compensation Committee recommends annually to the full board of directors the compensation for NBTF’s and the Bank’s executive officers. The members of the Compensation Committee are independent under the listing standards of NASDAQ. The Compensation Committee does not have a charter.

The following table summarizes the membership of the board committees:

Name	Audit Committee Member	Compensation Committee Member	Nominating Committee Member
S. Craig Beam		X (Chair)	X (Chair)
Charles L. Dehner	X
Daniel A. DiBiasio	X	X	X
G. David Hawley	X (Chair)	X	X
Brooke W. James	X
John J. Limbert
D. Jeffery Lykins	X	X	X
Robert A. Raizk	X	X	X
Timothy L. Smith		X
Number of Meetings Held—2010	5	3	1

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Processes and Procedures for Determining Director and Executive Officer Compensation

Annually, management develops a financial plan for the next year. During this planning process, management reviews current salary levels along with incentive and other benefit plans. The Chief Executive Officer then meets with the Compensation Committee to provide compensation recommendations, including stock based awards, for all executive officers other than himself. With the assistance of the Bank’s Human Resource Department, he provides the Compensation Committee with peer information for comparison with the recommended salaries for executive officers and to assist the Compensation Committee in forming a recommendation for the Chief Executive’s compensation. The Compensation Committee reviews the information provided to it and determines officer salary recommendations for the year. The Compensation Committee does not delegate such authority. During 2010, the Compensation Committee engaged compensation consultant Pearl Meyer & Partners (“PM&P”) to provide information regarding compensation paid to executive officers at peer group companies, review the current incentive plan and review one-time transaction related bonuses. The Compensation Committee plans on hiring PM&P in 2011 to further assist the Committee in reviewing compensation and incentive plans for the entire organization, including executive officers. The Committee presents its recommendations to the full board of directors for its review and approval.

The Bank has an incentive compensation plan based on the Bank’s achievement of predetermined goals established annually by the board of directors relating to earnings per share and operating income, and on the participant’s achievement of goals relating to his or her individual contributions to the Bank. Awards are established as a percentage of each participant’s base salary and differ due to the contribution of the individual to the Bank’s success. Participants (except the Chief Executive Officer) earn awards by achieving individual goals and assisting in achieving the Bank’s goals. The more control and influence a participant has on either individual goals or Bank goals, the greater the participant’s weighting on that particular factor. The Chief Executive Officer’s incentive plan awards are based solely on the achievement of the Bank’s goals.

The Compensation Committee reviews the appropriateness of granting stock options and other equity awards to senior management. Awards are not based on any pre-determined formula or goals. Amounts realized by exercising prior options are not considered in future awards or in setting other compensation. The Committee makes recommendations to the board of directors based on an individual’s performance and contribution to the Bank’s success.

Director’s fees for both NBTF and the Bank are set by the full board of NBTF, with participation by the Chief Executive Officer. Each non-employee director also receives an option to purchase 1,000 common shares of NBTF on the date following each annual meeting during which the director serves as a director according to the 2006 Equity Plan approved by shareholders.

The Compensation Committee does have the authority to hire outside consultants for specific projects. As previously discussed, PM&P was hired to benchmark the compensation of its key executives, review the current incentive plan and review one-time transaction related bonuses. No consultants were hired in 2009.

Non-Employee Director Compensation

The following table describes the compensation arrangements with our non-employee directors for the 2010 and 2011 fiscal years:

	2010		2011
Annual Cash Retainers	$8,000		$8,000
Attendance fee per meeting:
NBTF Board Meeting	600		600
Bank Board Meeting	750		750
Committee Meetings	0		0
Stock Options	1,000	shares (1)	1,000	shares (1)

(1)	Each non-employee director receives an option to purchase 1,000 common shares of NBTF on the date following each annual meeting during which the director serves as a director. The options have an exercise price equal to the closing price on the date of the grant, vest over a three-year period and expire ten years after date of grant.

The following table shows the compensation paid to our non-employee directors for 2010:

2010 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Option Awards (1)	Nonqualified Deferred Compensation Earnings (2)	Total
S. Craig Beam	$24,950	$4,931		$29,881
Charles L. Dehner	24,950	4,931		29,881
Daniel A. DiBiasio	24,950	4,931		29,881
G. David Hawley	24,950	4,931		29,881
Brooke W. James	24,950	4,931		29,881
D. Jeffery Lykins	24,950	4,931		29,881
Robert A. Raizk	22,250	4,931		27,181
Timothy L. Smith	24,950	4,931	$75,000	104,881

(1)	The aggregate grant date present value was determined using a Black-Scholes option pricing model and does not necessarily reflect the value that may be realized upon the exercise of the options. Refer to Note 20 in NBTF’s financial statements included in Item 8 of Form 10-K for the year ended December 31, 2010, for the assumptions used in estimating the fair value. Each director had outstanding options to purchase 5,000 shares at December 31, 2010.
(2)	In 2002, NBTF adopted the NB&T Financial Group, Inc., Supplemental Executive Retirement Plan, which provides retirement benefits for Mr. Smith. Under the plan, Mr. Smith is paid quarterly payments for a period of twenty years, beginning in 2007, equal to $75,000 each year.

Executive Officers

In addition to Mr. Limbert, the following persons are executive officers of NBTF or the Bank. Those who are executive officers only of the Bank may be deemed to participate in policy making for NBTF.

Name	Age	Positions Held During Last Five Years
W. Keith Argabright	39	Senior Vice President, Retail Bank Operations of the Bank since July 2007; Regional Manager of Citizens Bank in Green Bay, Wisconsin, from April 2004 to July 2007. (Citizens Bank is not a parent, subsidiary or other affiliate of NBTF.)

Craig F. Fortin	50	Senior Vice President, Chief Financial Officer of NBTF since January 2003; Senior Vice President, Chief Financial Officer and Cashier of the Bank since December 2002.

Stephen G. Klumb	61	Senior Vice President, Senior Loan Officer of the Bank since June 1998.

Walter H. Rowsey	62	Senior Vice President, Loan Operations Manager since August 2006; formerly Senior Vice President, Branch Administration of the Bank since 1993.

Howard T. Witherby	55	Senior Vice President, Operations Division Manager of the Bank since October 1992.

Executive Compensation

The following table presents certain information regarding the compensation received by our Chief Executive Officer and two other most highly compensated executive officers of NBTF or the Bank who served in such capacity during the fiscal year ended December 31, 2010 (the “Named Executive Officers”):

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
John J. Limbert	2010	$330,300	$25,000	—	$183,168	$25,209	$563,677
Chief Executive Officer and President of NBTF and Bank	2009	336,300	—	$56,700	—	29,329	422,329

W. Keith Argabright	2010	163,800	12,500	—	43,784	9,054	229,137
Senior Vice President, Retail Bank Operations of Bank	2009	166,644	—	18,900	—	15,237	200,781

Craig F. Fortin	2010	156,000	25,000	—	44,717	7,960	233,677
Senior Vice President, Chief Financial Officer of NBTF and Bank	2009	155,843	—	28,350	—	10,907	195,100

(1)	Includes director’s fees of $12,300 in each of 2010 and 2009 for Mr. Limbert.
(2)	Amounts represent transaction bonuses approved by the Board for the efforts and success of the officers in connection with the American National Bank transaction during 2010.
(3)	The grant date present value was determined using a Black-Scholes option pricing model and does not necessarily reflect the value that may be realized upon the exercise of the options. The options granted in 2009 have an exercise price of $15.80, vest over a three-year period and expire ten years after date of grant. Refer to Note 20 in the Company’s financial statements included in Item 8 of Form 10-K for the year ended December 31, 2010, for the assumptions used in estimating the fair value.

Employment and Severance Agreements. Only Mr. Limbert has an employment contract with the Company and the Bank. The employment agreement between NBTF and the Bank and Mr. Limbert provides for a term currently ending on January 31, 2014, automatically extending each year for another year unless either the employer or Mr. Limbert provides notice at least 60 days in advance of the next extension date of an intention not to extend the term. The material terms of the employment agreement also include the following:

•	Mr. Limbert is entitled to receive a base salary of $312,000 per year, subject to annual review and increase by the board of directors.

•	Mr. Limbert is entitled to receive an automobile allowance of $1,000 per month, plus reimbursement for all gasoline expenses for his primary vehicle.

•

Mr. Limbert is eligible for participation in life, dental, disability and other benefit plans of the Bank available to other employees; consideration for participation in any equity benefit plans established by NBTF or the Bank; and reimbursement for country club dues.

•

If Mr. Limbert’s employment is terminated following a change of control of NBTF or the Bank, or if Mr. Limbert voluntarily terminates his employment within one year following a change of control due to certain changes in the conditions of Mr. Limbert’s employment, Mr. Limbert will be entitled to receive approximately three times his annual salary at the time of the change of control and the highest bonus paid to Mr. Limbert during the five years preceding his termination, subject to adjustment to ensure that such payments do not constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, and continuation of health, life and disability coverage under the NBTF’s and the Bank’s plans, at the expense of the NBTF and the Bank for the time period allowed under COBRA or until the earlier date that Mr. Limbert is eligible to participate in similar plans of another employer. In addition, in the event of a change of control and termination of employment, Mr. Limbert would receive a lump sum payment of $200,000 in exchange for an agreement not to compete and not to solicit employees of customers for up to two years following termination.

•

If Mr. Limbert’s employment is terminated due to his inability to perform his duties as a result of a medically diagnosable condition for a period of 180 consecutive days, Mr. Limbert will receive a payment equal to 50% of his annual salary and continued insurance coverage for 18 months.

•

If Mr. Limbert’s employment is terminated by NBTF and the Bank other than in connection with a change of control and other than for just cause or due to a medically diagnosable condition and before the expiration of the term of the agreement, Mr. Limbert will be entitled to a payment in the amount of his annual salary and the continuation of health, life, disability and other benefits for 18 months or until the earlier date that Mr. Limbert is employed full-time by another employer.

•	NBTF and the Bank may terminate Mr. Limbert’s employment at any time for just cause without further obligation to Mr. Limbert.

The Bank has also entered into severance agreements with Messrs. Argabright and Fortin effective November 8, 2007, each with a term of three years, which term automatically renews each year unless the Bank provides six months’ notice of cancellation to the officer. Each agreement provides that the officer receives nothing if he is terminated for “just cause” or is terminated for any reason more than six months before a “change of control” or more than one year after a change of control.

In the event that the officer’s employment is terminated within six months before or within one year after a change of control, (i) the Bank will be required to pay to the officer or his dependents, beneficiaries or estate an amount equal to two times (a) the higher of the officer’s base salary at the time of the change of control or the officer’s base salary at the time of termination of employment, plus (b) the highest bonus paid to the officer during the five years preceding this termination; and (ii) the officer and his dependents, beneficiaries and estate will be entitled to coverage under the health, life and disability plans of the Bank or its successor at the expense of the Bank or its successor until the earliest of the expiration of the term of the agreement, the date the officer is included in another employer’s benefit plans as a full-time employee, or 18 months after the officer’s employment is terminated. The officer may also voluntarily terminate his employment within one year following a change of control upon a material decrease in base compensation or a material change in geographic location at which he is required to perform services and be entitled to the same compensation and benefits as if he were involuntarily terminated.

Incentive Plan. The Bank has an incentive compensation plan pursuant to which awards were based on the Bank’s achievement of predetermined goals relating to earnings per share and operating income, and on the participant’s achievement of goals relating to his or her individual contributions to the Bank. Mr. Limbert’s incentive is solely based on the achievement of the Bank’s goals, while 60% of Mr. Argabright’s incentive and 80% of Mr. Fortin’s incentive are based on the achievement of the Bank’s goals. The remainder of Mr. Argabright’s and Mr. Fortin’s incentive is based on their individual contributions to the Bank. The Board of Directors may, in its discretion, exclude any extraordinary or significant items in determining the level of achievement of the Bank’s goals. In 2010, the equally weighted targeted goals were earnings per share of $1.31 and net operating income for the Bank (after deducting net charge-offs and adding back bonus and loan loss provisions) of $7.4 million. For 2010, the Board of Directors adjusted the results for the one-time income and expense items associated with the American National Bank acquisition and paid a separate transaction bonus. After this adjustment, NBTF achieved approximately 128% of the total target incentive goal, which was approved for payment by the Compensation Committee and the Board of Directors.

Retirement Compensation and Life Insurance. Executive officers are eligible to participate in benefit plans available to all full-time employees. First, NBTF has a 401(k) plan to which it makes contributions matching a certain percentage of the contributions by each employee of NBTF or the Bank, including officers. Employees are fully vested in the employer contribution after 3 years of service. NBTF also has an employee stock ownership plan that allocates shares of NBTF to accounts of all employees proportionately on the basis of their other compensation. Employees are fully vested in the shares allocated to their account by NBTF after 5 years of service. Finally, the Bank provides a group term life insurance benefit for all full-time employees. This group term life policy provides death benefits up to three times the employee’s salary up to a maximum death benefit of $250,000. In addition, the Bank offers senior officers an option to substitute their group term life insurance coverage over $50,000 for an individual life insurance policy or annuity owned by the employee. The annual premium for such an individual policy or annuity is limited to $2,800 per year.

The following table presents the components of All Other Compensation for the Named Executive Officers presented in the 2010 Summary Compensation Table.

2010 ALL OTHER COMPENSATION TABLE

Name and Principal Position	Year	ESOP Allocations (1)	401(k) Matching Contributions	Auto Allowance	Whole Life Insurance Benefit	Country Club Dues & Membership (2)	Total All Other Compensation
John J. Limbert	2010	—	$6,575	$12,385	—	$6,249	$25,209
Chief Executive Officer, President of NBTF and Bank	2009	$4,345	6,575	12,287	—	6,122	29,329

W. Keith Argabright	2010	—	3,750	—	—	5,304	9,054
Senior Vice President, Retail Bank Operations of Bank	2009	3,627	5,542	—	—	6,068	15,327

Craig F. Fortin	2010	—	5,520	—	$2,440	—	7,960
Senior Vice President, Chief Financial Officer of NBTF and Bank	2009	3,284	5,183	—	2,440	—	10,907

(1)	Allocations to ESOP accounts for 2010 have not yet been determined; however, the compensation associated with this allocation is not expected to exceed $10,000 for any Named Executive Officer.
(2)	Amounts for actual reimbursements during the year to Named Executive Officers for monthly dues and initiation fees. None of the reimbursements were grossed-up to compensate for additional income taxes.

The following table sets forth information regarding all outstanding grants of options to purchase NBTF common shares made to the Named Executive Officers at December 31, 2010, along with the exercise price and expiration date. We have awarded no other equity awards. Awards are not based on any pre-determined formula or goals. All options granted to date have a term of 10 years. The grant date is the date an award is determined by the board of directors. The exercise price is the closing price of an NBTF share on NASDAQ on the grant date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
John J. Limbert	24,000 5,000 5,000	6,000 2,500 10,000	(1) (5) (6)	$20.88 19.00 15.80	03/19/2016 04/25/2018 11/17/2019

W. Keith Argabright	5,000 2,333 1,666	— 1,667 3,334	(4) (5) (6)	20.50 19.00 15.80	07/27/2017 04/25/2018 11/17/2019

Craig F. Fortin	7,500 3,000 5,500 5,500 5,500 3,666 —	— — — — — 1,834 5,000	(2) (2) (2) (3) (4) (5) (6)	22.00 24.50 30.50 23.00 20.50 19.00 15.80	12/16/2012 03/17/2013 02/16/2014 05/16/2015 10/16/2016 04/25/2018 11/17/2019

(1)	Stock options vest at a rate of 20% per year with remaining portion vesting on 03/20/2011.
(2)	Stock options fully vested five years prior to option expiration date.
(3)	Stock options fully vested on grant date of 05/17/2005.
(4)	Stock options fully vested seven years prior to option expiration date.
(5)	Stock options vest at a rate of 33 1/3% per year with the remaining portion vesting on 04/26/2011.
(6)	Stock options vest at a rate of 33 1/3% per year with remaining vesting dates of 11/18/2011 and 11/18/2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank occasionally makes loans of various types to directors, officers and employees of the Bank, their immediate family members, persons sharing their households and corporations and organizations in which such persons have a material interest. Adjustable-rate loans are offered to all employees of the Bank, including executive officers, at an interest rate that is 25 basis points less than the rate offered on similar loans to others. All loans outstanding to any of such related persons during 2009 and 2010 were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, NBTF’s directors and executive officers and persons holding more than ten percent of the common shares of NBTF are required to report their ownership of common shares and changes in such ownership to the Securities and Exchange Commission and NBTF. The Securities and Exchange Commission has established specific due dates for such reports. Based upon a review of such reports, NBTF must disclose any failures to file such reports timely in Proxy Statements used in connection with annual meetings of shareholders. No such failures occurred during 2010, except that Mr. Limbert reported one transaction on Form 4 late.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors of NBTF is comprised of six directors, all of whom are considered “independent” under Rule 4200(a)(14) of NASDAQ’s listing standards. The Audit Committee is responsible for overseeing NBTF’s accounting functions and controls, as well as selecting and retaining an accounting firm to audit NBTF’s financial statements. The Board of Directors has adopted a Charter to set forth the responsibilities of the Audit Committee.

The Audit Committee received and reviewed the report of BKD, LLP (“BKD”) regarding the results of their audit, as well as the written disclosures and the letter from BKD required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD’s communications with the Audit Committee concerning independence, and has discussed BKD’s independence with a representative of BKD. The Audit Committee reviewed and discussed the audited financial statements with the management of NBTF. A representative of BKD also discussed with the Audit Committee the matters required to be discussed by Statement of Auditing Standards 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Discussions between the Audit Committee and the representative of BKD included the following:

•	BKD’s responsibilities in accordance with generally accepted auditing standards

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application

•	Management’s judgments and accounting estimates

•	Whether there were any significant audit adjustments or uncorrected misstatements determined by management to be immaterial

•	Whether there were any disagreements with management

•	Whether there was any consultation with other accountants

•	Whether there were any major issues discussed with management prior to BKD’s retention

•	Whether BKD encountered any difficulties in performing the audit

•	BKD’s judgments about the quality of NBTF’s accounting principles

•	BKD’s responsibilities for information prepared by management that is included in documents containing audited financial statements

Based on its review of the financial statements and its discussions with management and the representative of BKD, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, to be filed with the SEC.

Submitted by the Audit Committee:

Charles L. Dehner	G. David Hawley	D. Jeffery Lykins
Daniel A. DiBiasio	Brooke Williams James	Robert A. Raizk

PROPOSAL 2: RATIFICATION OF THE SELECTION OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BKD, LLP as NBTF’s independent registered public accounting firm for fiscal year 2011. BKD has served as NBTF’s independent registered public accounting firm since 2002. Although not required, shareholders are being asked to ratify the appointment of BKD as NBTF’s independent public accounting firm for fiscal year 2011 as a matter of good corporate practice and to determine shareholder confidence in the firm that reviews the quality of NBTF’s financial statements. The vote will not be binding on the Audit Committee. If the selection of BKD is not ratified, the Audit Committee will reconsider but may decide to maintain the appointment of BKD. Even if the selection is ratified by the shareholders, the Audit Committee may, in its discretion, retain a different independent registered public accounting firm at any time if such change would be in the best interests of NBTF and its shareholders.

Management of NBTF expects that a representative of BKD will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The board of directors recommends a vote “FOR” the ratification of the selection of BKD, LLP as the independent registered public accounting firm for fiscal year 2011.

Audit Fees

BKD billed NBTF $112,750 and $109,500 for professional services in connection with the audit of NBTF’s annual financial statements and the review of financial statements included in NBTF’s Forms 10-Q during 2010 and 2009.

Audit-Related Fees

During 2010 and 2009, BKD billed NBTF $35,565 and $63,300 for fees not included under “Audit Fees” for Form S-4 consent procedures, the audits of the acquisitions of Community National Corporation and American National Bank, assurance and related services concerning financial accounting, audits of two employee benefit plans and interim Sarbanes-Oxley Section 404 testing before July 2010 legislative elimination of the auditor attestation requirement for smaller reporting companies, which would have been required for NBTF’s 2010 annual report.

Tax Fees

During 2010 and 2009, BKD billed NBTF $28,450 and $13,950 for tax compliance, tax planning and tax advice services, including preparation of tax returns.

All Other Fees

During 2010 and 2009, BKD performed no services for NBTF and the Bank other than the services discussed in “Audit Fees,” “Audit Related Fees” or “Tax Fees.”

The Audit Committee of NBTF pre-approves all services to be performed by its independent auditor for NBTF, and during 2010, all services provided by BKD for NBTF were approved in advance by NBTF’s Audit Committee.

PROPOSALS OF SECURITY HOLDERS AND OTHER MATTERS

Any proposals of shareholders intended to be included in NBTF’s proxy statement for the 2012 annual meeting of shareholders should be sent to NBTF by certified mail and must be received by NBTF not later than November 29, 2011. In addition, if a shareholder intends to present a proposal at the 2012 annual meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 11, 2012, then the proxies designated by the board of directors of NBTF for the 2011 annual meeting of shareholders of NBTF may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Management knows of no other business that may be brought before the annual meeting. The persons named in the enclosed Proxy intend to vote such Proxy in accordance with their best judgment on any other matters that may be brought before the annual meeting.

The board of directors expects all directors to make every effort to attend meetings of the shareholders of NBTF. All of the directors attended the 2010 annual meeting of shareholders. All written communications addressed to an individual director at the address of NBTF or one of the offices of a subsidiary of NBTF, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the board of directors at the address of NBTF or one of the offices of a subsidiary of NBTF will be presented to the full board of directors at a meeting of the board of directors.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

March 28, 2011	Charles L. Dehner, Secretary

COMMON

NB&T FINANCIAL GROUP, INC. cordially invites you to attend our 2011 Annual Meeting of Shareholders Tuesday, April 26, 2011, 9:00 a.m. Eastern Daylight Saving Time 48 N. South Street, Wilmington, Ohio

You can vote in one of two ways:

1) By Mail, 2) By Internet.

IF YOU ARE NOT VOTING BY INTERNET,

COMPLETE BOTH SIDES OF PROXY CARD,

DETACH AND RETURN IN THE ENCLOSED

ENVELOPE TO:

IST Shareholder Services

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

    IMPORTANT

Please complete both sides of the PROXY CARD, sign, date, detach and return in the enclosed envelope.

If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side. For directions, call Kathy Hoschar at (937) 382-1441.

I/We do plan to attend the 2011 meeting. ☐

DETACH PROXY CARD HERE	(continued on reverse side)

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VOTER CONTROL NUMBER

TO VOTE BY INTERNET

Your Internet vote is quick and confidential. Just follow these easy steps:

1.  Read the accompanying Proxy Statement.

2.  Visit our Internet voting site at www.ilstk.com, click on “Shareholder Services,” select the “Internet Voting” tab, and enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control

     Number is shown above.

Please note that all votes cast by Internet must be completed and submitted prior to Sunday, April 24, 2011 at 11:59 p.m. Central Daylight Saving Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

 This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY MAIL

To vote by mail, complete both sides of the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

NB&T FINANCIAL GROUP, INC.	REVOCABLE PROXY NB&T FINANCIAL GROUP, INC.				COMMON

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of common shares of NB&T Financial Group, Inc. (the “Company”), hereby constitutes and appoints Daniel A. DiBiasio and G. David Hawley, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution and resubstitution, to attend the Annual Meeting of Shareholders of the Company to be held on April 26, 2011, at 48 N. South Street, Wilmington, Ohio, at 9:00 a.m., Eastern Daylight Saving Time, and at any adjournment or adjournments thereof, and to vote all of the common shares of the Company that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or adjournments thereof on each of the following proposals, which are described in the accompanying Proxy Statement:

	1.	The election of four (4) directors to serve for a term of two (2) years each.	FOR	VOTE WITHHELD
PLEASE LIST NAMES OF PERSONS ATTENDING		01 S. Craig Beam	☐	☐
		02 Brooke Williams James	☐	☐
		03 D. Jeffery Lykins	☐	☐
		04 Robert A. Raizk	☐	☐

	2.	The ratification of the selection of BKD, LLP as the independent registered public accounting firm.
☐FOR ☐AGAINST ☐ABSTAIN
	3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Where a choice is indicated, the shares represented by this proxy will be voted or not voted as specified. If no choice is indicated, the shares represented by this proxy will be voted FOR the election of the nominees of the Board of Directors, FOR the ratification of the selection of BKD, LLP and in the discretion of the proxies on any other business properly brought before the Annual Meeting or any adjournment or adjournments thereof.

All proxies previously given by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Annual Report, Notice of Annual Meeting of Shareholders and Proxy Statement for the April 26, 2011 meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 26, 2011.

The Proxy Statement, form of proxy and Annual Report to Shareholders are available at www.nbtdirect.com/About-Us/Investor-Relations.

SIGNATURE	DATE	SIGNATURE	DATE

Please sign exactly as name appears hereon. All joint holders should sign. When signing as executor, administrator, trustee, guardian, attorney or agent, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person. (Please note any change of address on this proxy.)

DETACH PROXY CARD HERE

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ATTENTION SHAREHOLDERS

INTERNET VOTING

You can now submit your Proxy via the Internet.

• Why use the Internet

– It is simple and easy to use.

– Internet voting saves the Company the ever-rising cost of business reply postage.

– You can change your vote by re-voting at any time.

– You will incur no expense except your usual Internet access charge, if any.

• Instructions for Internet Voting can be found on the reverse side.

• The Internet Voting Website is:

http://www.ilstk.com - click on “Shareholder Services”

and select “Internet Voting”